ITEM 77C

DREYFUS INVESTMENT PORTFOLIOS (the “Fund”)

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of Core Bond Portfolio, Emerging Leaders Portfolio, Founders Discovery Portfolio, Founders Growth Portfolio and Founders International Equity Portfolio (each, a “Portfolio”), each a series of the Fund, was held on April 16, 2007. The following matter was duly approved by the holders of each

Portfolio’s outstanding shares (indicated below), as follows:

     A Plan of Liquidation and Dissolution, providing for the liquidation of each Portfolio’s assets and the remaining proceeds distributed to their respective shareholders after known liabilities have been satisfied, and the subsequent termination of each Portfolio as a series of the Fund.

	Total Shares
	Entitled To	Total Shares		Votes
Portfolio	Vote	Represented	Votes For	Against	Abstained
Core Bond Portfolio	4,721,261.203	4,721,261.203	3,821,870.518	290,950.686	608,439.999

Emerging Leaders	1,484,315.726	1,467,911.517	1,258,314.059	55,895.671	153,701.787
Portfolio

Founders Discovery	2,534,322.266	2,528,884.214	2,206,832.080	102,515.636	219,536.498
Portfolio

Founders Growth	1,226,352.876	1,226,024.188	1,136,016.143	37,635.278	52,372.767
Portfolio

Founders	595,329.221	595,329.221	536,872.077	44,620.159	13,836.985
International Equity
Portfolio